UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 17, 2025

Ondas Holdings Inc.

(Exact name of registrant as specified in its charter)

Nevada	001-39761	47-2615102
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Marina Park Drive, Suite 1410, Boston, MA 02210

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (888) 350-9994

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock par value $0.0001	ONDS	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by checkmark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

As previously disclosed, in 2024 Ondas Autonomous Systems Inc. (“OAS”), a subsidiary of Ondas Holdings Inc. (the “Company”), issued (i) convertible promissory notes in the aggregate original principal amount of $5.2 million (the “Notes”) to a private investor group, including (a) Privet Ventures LLC, an entity affiliated with Eric Brock, Chairman and Chief Executive Officer of the Company and sole director and Co-Chief Executive Officer of OAS (“Privet”), and (b) Charles & Potomac Capital, LLC, an entity affiliated with a former director of the Company (“C&P”), and (ii) warrants (the “Warrants”) to purchase an aggregate of 3,616,071 shares of OAS common stock, $0.0001 par value per share (the “OAS Common Stock”), to a private investor group, including C&P.

On December 17, 2025, the Company and OAS entered into exchange agreements (collectively, the “Exchange Agreements”), by and between the Company, OAS and certain holders of the Notes, Warrants, and OAS Common Stock issued by virtue of previously exercised Warrants (collectively, the “Holders”), pursuant to which the Holders converted their Notes and/or exercised their Warrants on a cashless basis into shares of OAS Common Stock and promptly thereafter exchanged such shares of OAS Common Stock (including those shares previously issued by virtue of previously exercised Warrants) for shares of common stock, par value $0.0001 per share (“ONDS Common Stock”), of the Company (the “Exchange”). At each Holder’s election, the Holder could elect to defer the closing of the Exchange to January 5, 2026, as the Company and the Holder may agree. Seven of the eleven Holders that elected to participate in the Exchange, elected to defer their closing to January 5, 2026.

Pursuant to the Exchange Agreements, (i) on December 17, 2025 we issued 5,299,482 shares of ONDS Common Stock to certain Holders and (ii) on January 5, 2026, we will issue approximately 2,389,203 shares of ONDS Common Stock to certain Holders, based on the closing bid price of the Common Stock on the Nasdaq Stock Market on December 16, 2025. Pursuant to their respective Exchange Agreements, (i) Privet will be issued 1,153,625 shares of ONDS Common Stock on January 5, 2026 and (ii) C&P was issued 3,280,455 shares of ONDS Common Stock on December 17, 2025. After giving effect to the Exchange, the Company owns approximately 99% of OAS and the Holders own approximately 1% of OAS on a fully diluted basis. Pursuant to the Exchange Agreement, the Company agreed to file with the Securities and Exchange Commission (the “SEC”) prospectus supplements pursuant to Rule 424(b)(7) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), providing for the resale of the ONDS Common Stock, subject to the trading limitation described in the Exchange Agreement.

The issuances of the ONDS Common Stock issued and to be issued pursuant to the Exchange Agreements are exempt from the registration requirements of the Securities Act in accordance with Regulation D thereunder.

The foregoing description of the Exchange and the Exchange Agreements do not purport to be complete and are qualified in their entirety by the full text of the Exchange Agreement, a copy of which is attached hereto as Exhibit 10.1, and is incorporated herein by reference.

A copy of the opinion of Snell & Wilmer L.L.P. relating to the legality of the issuance of the ONDS Common Stock issued pursuant to the Exchange Agreements is attached as Exhibit 5.1 hereto.

Item 7.01. Regulation FD Disclosure.

Also, the Company has updated its preliminary analysis of the impact of the Exchange and as a result the Company expects that it will record in the fourth quarter ending December 31, 2025 a one-time, non-cash charge, which will be reflected in the Company’s Consolidated Statements of Operations for the year ending December 31, 2025. After giving effect to the Exchange, the non-cash charge is currently estimated to be approximately $56.6 million.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
5.1	Opinion of Snell & Wilmer L.L.P.
10.1	Form of Exchange Agreement, dated December 17, 2025.
23.1	Consent of Snell & Wilmer L.L.P. (included in Exhibit 5.1).
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 17, 2025	ONDAS HOLDINGS INC.

	By:	/s/ Neil Laird
Neil Laird
Chief Financial Officer

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